Registration No. 333-50516


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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         POST-EFFECTIVE AMENDMENT NO. 3
                                 ON FORM S-3 TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933*



                           NEWMONT MINING CORPORATION
             (Exact name of Registrant as specified in its charter)
                                    DELAWARE
                         (State or other jurisdiction of
                         incorporation or organization)
                                   13-2526632
                      (I.R.S. Employer Identification No.)
                               1700 LINCOLN STREET
                             DENVER, COLORADO 80203
                                 (303) 863-7414
        (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            TIMOTHY J. SCHMITT, ESQ.
                           NEWMONT MINING CORPORATION
                               1700 LINCOLN STREET
                             DENVER, COLORADO 80203
                                 (303) 863-7414
       (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                     Copies to:
                             Maureen Brundage, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                            New York, New York 10036
                                 (212) 819-8200
                                 ______________

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                                       CALCULATION OF REGISTRATION FEE
 ===================================================================================================================================
                                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF               AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
       SECURITIES TO BE REGISTERED             REGISTERED (1)           PER UNIT                 PRICE            REGISTRATION FEE
 -----------------------------------------------------------------------------------------------------------------------------------
 COMMON  STOCK, PAR VALUE $1.60 PER              508,988                  N/A                    N/A                    (2)
 SHARE (AND ASSOCIATED PREFERRED STOCK
 PURCHASE RIGHTS)
 ===================================================================================================================================


* Filed as a Post-Effective Amendment on Form S-3 to such Registration Statement pursuant to the procedure described herein. See "Introductory Statement."
(1) The number of shares of Common Stock of Newmont Mining Corporation into which the 6% Convertible Subordinated Debentures due 2005 of Battle Mountain Gold Company are convertible, based upon the conversion rate in effect on January 10, 2001. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall be deemed also to cover an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions applicable to the Debentures.
(2) Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing with the Securities and Exchange Commission of (a) the preliminary proxy materials on Schedule 14A of Battle Mountain on July 21, 2000 and (b) the
     Registration Statement on Form S-4 of Newmont (File No. 333-50516) on November 22, 2000 (the "Form S-4").
       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                             INTRODUCTORY STATEMENT

         Newmont Mining Corporation hereby amends the Form S-4 by filing this Post-Effective Amendment No. 3 on Form S-3 relating to approximately 508,988 shares of common stock, par value $1.60 per share, of Newmont Mining Corporation, issuable by Newmont Mining Corporation upon the conversion of the 6% Convertible Subordinated Debentures of Battle Mountain Gold Company which became convertible into shares of Newmont Mining Corporation common stock as a result of the merger described below. All such shares of Newmont Mining Corporation common stock were originally registered pursuant to the Form S-4.

         On January 10, 2001, Bounty Merger Corp., a Nevada corporation and a wholly-owned subsidiary of Newmont Mining Corporation, was merged with and into Battle Mountain Gold Company pursuant to the agreement and plan of merger, dated as of June 21, 2000, among Newmont Mining Corporation, Bounty Merger Corp. and Battle Mountain Gold Company, and on January 10, 2001, articles of arrangement were filed in accordance with the Ontario Business Corporation Act pursuant to the arrangement agreement, dated as of June 21, 2000, among Newmont Mining Corporation, Bounty Merger Corp., Battle Mountain Gold Company and Battle Mountain Canada Ltd., an Ontario corporation. Pursuant to these agreements, when the merger was consummated (the "Effective Time"), among other things, each share of common stock of Battle Mountain Gold Company and each exchangeable share of Battle Mountain Canada Ltd. issued and outstanding immediately prior to the Effective Time was converted into the right to receive 0.105 shares (the "Exchange Ratio") of Newmont Mining Corporation common stock.

         Pursuant to the fiscal and paying agency agreement dated as of January 4, 1990 between Battle Mountain Gold Company and Citibank, N.A., as fiscal agent, under which the debentures referred to above were issued, as a result of the consummation of the merger, the outstanding debentures are no longer exercisable for the common stock of Battle Mountain Gold Company, but, instead, are convertible into Newmont Mining Corporation common stock for a number of shares and at a conversion price adjusted to reflect the Exchange Ratio, as provided in the fiscal and paying agency agreement, as supplemented by the first supplemental fiscal and paying agency agreement, dated as of January 10, 2001 among Newmont Mining Corporation, Battle Mountain Gold Company and Citibank, N.A., as fiscal agent.

                           NEWMONT MINING CORPORATION

                         508,988 SHARES OF COMMON STOCK

                            ISSUABLE UPON CONVERSION

                                       OF

                 6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005
                                       OF
                          BATTLE MOUNTAIN GOLD COMPANY





         This prospectus relates to shares of common stock of Newmont Mining Corporation that it may issue from time to time upon the conversion of the 6% Convertible Subordinated Debentures due 2005 of Battle Mountain Gold Company, a wholly-owned subsidiary of Newmont. The debentures entitle the holders to convert the debentures into shares of the common stock of Newmont at a conversion rate of 25.45448992 shares of common stock for each $5,000 principal amount of the debentures converted, subject to adjustment in certain events. As of January 24, 2001, $99,980,000 principal amount of the debentures were outstanding.


         The Newmont Mining Corporation common stock trades on the New York Stock Exchange under the symbol "NEM".


         SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE CONVERTING YOUR DEBENTURES INTO SHARES OF OUR COMMON STOCK.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated January 25, 2001.

                                TABLE OF CONTENTS


Newmont Mining................................................................ 2
Risk Factors...................................................................2
The Battle Mountain Gold Company Merger........................................5
Use of Proceeds................................................................6
Description of Battle Mountain Gold Company Debentures.........................6
Description of Our Capital Stock...............................................7
Certain United States Federal Income Tax Consequences.........................17
Plan of Distribution..........................................................20
Legal Opinion.................................................................20
Experts.......................................................................20
Where You Can Find More Information...........................................20


NEWMONT MINING


         We were incorporated in 1965 under the laws of Delaware. We are engaged, directly or indirectly through our subsidiaries and affiliates, in the production of gold, the exploration for gold and the acquisition and development of gold properties worldwide. We produce gold from operations in Nevada, California, Peru, Indonesia, Mexico and the Central Asian Republic of Uzbekistan. In late 1999, we began production from a copper/gold deposit at a second project in Indonesia.

         Our principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203 and our telephone number is (303) 863-7414.

RISK FACTORS

         Investing in our common stock involves a degree of risk. You should carefully consider the following risks and all other information contained in this prospectus before making an investment decision.

A SUBSTANTIAL OR EXTENDED DECLINE IN GOLD PRICES WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

         Our business is extremely dependent on the price of gold, which is affected by numerous factors beyond our control. Factors tending to put downward pressure on the price of gold include:

         o sales and leasing of gold reserves by governments and central banks,

         o        a low rate of inflation and a strong U.S. dollar,

         o global and regional depression or reduced economic activity, and

         o        speculative trading.

Any drop in the price of gold adversely impacts our revenues, profits and cash flows.

         In addition, sustained low prices can:

         o reduce revenues by production cutbacks due to cessation of the mining of deposits or portions of deposits that have become uneconomic at the then-prevailing gold price,

         o        halt the development of new projects,

         o reduce funds available for exploration, with the result that depleted reserves are not replaced,

         o reduce the existing reserves by removing ore from reserves that cannot be economically mined or treated at prevailing prices, or

         o result in the write-off of assets whose value is impaired by low gold prices.

WE CONTINUALLY NEED TO OBTAIN ADDITIONAL RESERVES FOR GOLD PRODUCTION

         We must continually replace gold reserves depleted by production. It may take many years from the initial phases of drilling before production is possible and during that time economic feasibility of production may change. We need to make substantial expenditures to establish proven and probable reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities.

ESTIMATES OF PROVEN AND PROBABLE ORE RESERVES AT NEW SITES ARE UNCERTAIN

         When we make estimates of proven and probable reserves and cash operating costs at development projects that have no operating history, they are subject to considerable uncertainty. Our estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. We use feasibility studies to derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, configuration of the ore body, expected recovery rates of the gold, copper or other metals from the ore, comparable facility, equipment and operating costs, anticipated climatic conditions and other factors. As a result, actual cash operating costs and economic returns on development projects may differ significantly from our original estimates. Also, we sometimes experience unexpected problems and delays during the start-up phase in new mining operations. The process for obtaining permits for such operations, in particular, is difficult and uncertain.

WE INCUR COSTS TO COMPLY WITH ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATIONS

         Our exploration, production and processing operations are extensively regulated under various U.S. federal, state and local and foreign laws relating to the protection of air and water quality, hazardous waste management and mine reclamation. We have incurred current and may have potential future liability for remediation and other environmental costs. Further, the regulatory environment for our operations could change in ways that would substantially increase liability or the costs of compliance and have a material adverse effect on our results of operations or financial position.

OUR OPERATIONS OUTSIDE NORTH AMERICA ARE SUBJECT TO THE RISKS OF DOING BUSINESS ABROAD

         Over the past few years, we have devoted a significant portion of our capital expenditures to international ventures. Our mining properties outside of the United States and Canada accounted for approximately 36% of our 1999 gold production. We have approximately 38% of our long-lived assets outside of the United States and Canada.

         These  non-North  American  exploration,   development  and  production
activities are potentially subject to increased political and economic risks, including:

         o        cancellation or renegotiation of contracts;

         o disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

         o        changes in foreign laws or regulations;

         o        changes in tax laws;

         o        royalty and tax increases or claims;

         o        retroactive tax or royalty claims;

         o        expropriation or nationalization of property;

         o        currency fluctuations;

         o        foreign exchange controls;

         o        import and export regulations;

         o        environmental controls;

         o risks of loss due to civil strife, acts of war, guerrilla activities and insurrection; and

         o other risks arising out of foreign sovereignty over the areas in which our operations are conducted.

         Consequently, our non-North American exploration, development and production activities may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations. Furthermore, in the event of a dispute arising from non-North American operations, we may be subject to the exclusive jurisdiction of courts outside North America or may not be successful in subjecting non-North American persons to the jurisdiction of the courts in North America, which could adversely affect the outcome of a dispute.

WE MAY SUFFER LOSSES FROM HEDGING

         We sometimes use commodity market instruments to protect the selling price of a portion of future production. We also sometimes contract to sell future production at an agreed price. Our net income in 1999 was reduced by $44.8 million ($29.1 million, net of tax) for the recognition of an unrealized non-cash mark-to-market loss on call options sold in 1999. Similar losses may occur in the future. An increase in the price of gold will likely increase the fair value of the call options held by us resulting in non-cash charges against income consisting of an "unrealized mark-to-market loss on call options" equal to the difference between the fair value of the options on the date of sale and at the end of a particular period. However, over the life of the options, any charges would be restored to income. If the gold price rises above the price for which future production has been sold, we will have an opportunity loss.

THE BATTLE MOUNTAIN GOLD COMPANY MERGER

         On January 10, 2001, (1) Bounty Merger Corp., a Nevada corporation and a wholly-owned subsidiary of Newmont Mining Corporation, was merged with and into Battle Mountain Gold Company pursuant to the agreement and plan of merger, dated as of June 21, 2000, among Newmont Mining Corporation, Bounty Merger Corp. and Battle Mountain Gold Company, and (2) articles of arrangement were filed in accordance with the Ontario Business Corporation Act pursuant to the arrangement agreement, dated as of June 21, 2000, among Newmont Mining Corporation, Bounty Merger Corp., Battle Mountain Gold Company and Battle Mountain Canada Ltd., an Ontario corporation. Pursuant to these agreements, when the merger was consummated, among other things, each share of common stock of Battle Mountain Gold Company and each exchangeable share of Battle Mountain Canada Ltd. issued and outstanding immediately prior to the consummation of the merger was converted into the right to receive 0.105 shares of Newmont Mining Corporation common stock.

         Pursuant to the fiscal and paying agency agreement dated as of January 4, 1990 between Battle Mountain Gold Company and Citibank, N.A., as fiscal agent, under which the debentures were issued, as a result of the consummation of the merger, the outstanding debentures are no longer convertible into common stock of Battle Mountain Gold Company. Instead, each outstanding debenture is convertible into Newmont Mining Corporation common stock in accordance with the provisions of the fiscal and paying agency agreement, as supplemented by the first supplemental fiscal and paying agency agreement, dated as of January 10, 2001 among Newmont Mining Corporation, Battle Mountain Gold Company and Citibank, N.V., as fiscal agent.

USE OF PROCEEDS

         We will not receive any proceeds from the issuance of shares of common stock by this prospectus. The shares of common stock will be issued to holders of the Battle Mountain Gold Company debentures upon conversion of those debentures.

DESCRIPTION OF THE BATTLE MOUNTAIN GOLD COMPANY DEBENTURES

         The following is a summary of the terms of the Battle Mountain Gold Company debentures relating to the conversion rights of those debentures, as well as certain other material terms of the debentures. This summary is qualified in its entirety by reference to the applicable provisions of fiscal and paying agency agreement, dated January 4, 1990, between Battle Mountain Gold Company and Citibank, N.A., as fiscal agent, under which the debentures were issued and the first supplemental fiscal and paying agency agreement, dated January 10, 2001 among Newmont Mining Corporation, Battle Mountain Gold Company and Citibank, N.A., as fiscal agent. Copies of the fiscal and paying agency agreement and the first supplemental fiscal and paying agency agreement can be obtained from Newmont Mining Corporation or Battle Mountain Gold Company.

         The debentures are unsecured direct subordinated obligations of Battle Mountain Gold Company. The principal amount of debentures which may be issued under the fiscal and paying agency agreement is limited to $100,000,000 and, as of January 24, 2001, $99,980,000 principal amount of the debentures were outstanding. The debentures are dated as of January 4, 1990, and will mature on January 4, 2005. The debentures bear interest at the rate of 6% per annum, payable annually on January 4, commencing January 4, 1991.

         As a result of the merger, the debentures are convertible at the option of the holders thereof into shares of Newmont Mining Corporation common stock at any time on or after January 10, 2001 and prior to maturity, unless previously redeemed. As of the date of this prospectus, the conversion rate is 25.45 shares of our common stock for each $5,000 principal amount of Battle Mountain Gold Company debentures converted, subject to adjustment in certain events as described below. The right to convert debentures called for redemption will terminate at the close of business on the redemption date and will be lost if not exercised prior to that time.

         No adjustment will be made on conversion of any debenture for interest accrued thereon or for dividends on any securities issued. We will not be required to issue fractional shares of our common stock on conversion, but will pay a cash adjustment therefor.

         In certain events the conversion rate is subject to adjustment under formulas set forth in the fiscal and paying agency agreement, as supplemented by the first supplemental fiscal and paying agency agreement. Such events include the issue of shares of our common stock as a dividend on our common stock; subdivisions, combinations and reclassifications of our common stock; the issue to all holders of shares of our common stock of rights or warrants entitling them, for a period not exceeding 45 days, to subscribe for shares of our common stock at less than the current market price, as defined in the fiscal and paying agency agreement; and the distribution to all holders of shares of our common stock of evidences of indebtedness of our company or of assets, excluding cash dividends paid from retained earnings, or subscription rights or warrants, other than those referred to above. No adjustment of the conversion rate will be required unless an adjustment would require an increase or decrease of at least 1% in such rate.

         Except as discussed above, the conversion rate will not be adjusted for the issuance of shares of our common stock at less than the current market price or the current conversion price, whether upon exercise of present or future options, the conversion of present or future convertible securities or otherwise. No adjustment of the conversion rate will be made in respect of cash dividends from retained earnings.

DESCRIPTION OF OUR CAPITAL STOCK

         Your rights as a stockholder will be governed by Delaware law, our restated certificate of incorporation and our by-laws. The following is a summary of the material terms of our capital stock and is qualified in its entirety by reference to the applicable provisions of Delaware law, our restated certificate of incorporation and by-laws and the rights agreement, dated as of August 31, 2000, between us and ChaseMellon Shareholder Services LLC, as rights agent, relating to rights to purchase shares of our series a junior participating preferred stock. Copies of our restated certificate of incorporation, our by-laws and our rights agreement are exhibits to the registration statement of which this prospectus is a part.

         As of January 24, 2001, we had 255,000,000 shares of authorized capital stock. Those shares consisted of:

         o 5,000,000 shares of preferred stock, of which 2,299,980 shares of our $3.25 convertible preferred stock were outstanding; and

         o 250,000,000 shares of common stock, of which approximately 200,514,690 shares were outstanding.

COMMON STOCK

Listing

         Our common stock is listed on the New York Stock Exchange under the symbol "NEM" and on the Brussels Stock Exchange and the Swiss Stock Exchange.

Dividends

         Holders of our common stock may receive dividends when declared by the board of directors. Subject to the terms of any outstanding preferred stock, holders of our common stock may not receive dividends until we have satisfied our obligations to any holders of our preferred stock.

Voting Rights

         The holders of our common stock are entitled to one vote per share and, in general, a plurality of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. However:

o our restated certificate of incorporation may be amended only if the proposed amendment is approved by our board of directors and thereafter approved by a majority of the outstanding stock entitled to vote on the amendment and by a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

o our stockholders may amend our by-laws by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

         Directors are to be elected by a plurality of the votes cast, and our stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of our common stock entitled to vote in any election of our directors may elect all of the directors standing for election. Our board is not classified.

By-Laws

         Our board of directors may adopt, amend or repeal our by-laws subject to Delaware law and our restated certificate of incorporation. The board's power to change our by-laws is also subject to the power of stockholders to do the same.

Assets Upon Dissolution

         In the event of liquidation, holders of our common stock would be entitled to receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior rights of the holders of any of our preferred stock then outstanding.

Distributions

         As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Redemption

         The common stock is not redeemable or convertible.

Preferred Share Purchase Rights

         Each issued share of our common stock includes a series A junior participating preferred stock purchase right. See "-- Stockholder Rights Plan" below.

ANTI-TAKEOVER PROVISIONS

         Article Ninth of our restated certificate of incorporation and our rights agreement may make it more difficult for certain corporations, entities or persons to acquire control of us or to remove management.

Approval of Certain Mergers, Consolidations, Sales and Leases

         Article Ninth of our restated certificate of incorporation requires us to get the approval of 80% of our stockholders who are entitled to vote in elections of directors to enter into the following types of transactions:

          o a merger or consolidation between us and another corporation that holds 10% or more of our outstanding shares;

          o the sale or lease of all or a substantial part of our assets to another corporation or entity that holds 10% or more of our outstanding shares; or

          o any sale or lease to us of assets worth more than $10 million in exchange for our securities by another corporation or entity that holds 10% or more of our outstanding shares.

         However, Article Ninth does not apply to any transaction if

          o our board of directors has approved the transaction before the other corporation, person or entity has become a holder of 10% or more of our outstanding shares; or

          o we or our subsidiaries own a majority of the outstanding voting shares of the other corporation.

         Article Ninth can only be altered or repealed with the approval of 80% of our stockholders.

STOCKHOLDER RIGHTS PLAN

         On August 31, 2000, our board of directors declared a dividend of one series a junior participating preferred stock purchase right for each outstanding share of common stock, par value $1.60 per share. The dividend was paid on September 11, 2000 to the stockholders of record on that date. These rights replaced our preferred share purchase rights that expired on September 11, 2000.

         In general terms, the rights agreement works by imposing a significant penalty upon any person or group which acquires 15% or more of our outstanding common stock without the approval of our board.

The Rights

         Our board authorized the issuance of one right with respect to each share of common stock outstanding on September 11, 2000. The rights initially traded with, and were inseparable from, the common stock. The rights are evidenced only by certificates that represent shares of our common stock. New rights accompany any new shares of our common stock issued after September 11, 2000 until the "distribution date" described below.

Exercise Price

         Each right allows its holder to purchase from us one one-thousandth of a share of series a junior participating preferred stock, referred to as "preferred shares," for $100, once the rights become exercisable. This portion of a preferred share will give the stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock. Prior to exercise, the right does not give its holder any dividend, voting, or liquidation rights.

Exercisability

          The rights will not be exercisable until

          o 10 days after the public announcement that a person or group has become an "acquiring person" by obtaining beneficial ownership of 15% or more of our outstanding common stock, or, if earlier,

          o 10 business days, or a later date determined by our board before any person or group becomes an acquiring person, after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an acquiring person.

         We refer to the date when the rights become exercisable as the "distribution date." Until that date, the common stock certificates also evidence the rights, and any transfer of shares of common stock constitutes a transfer of rights. After that date, the rights will separate from the common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. Any rights held by an acquiring person are void and may not be exercised.

         Our board may reduce the threshold at which a person or group becomes an acquiring person from 15% to not less than 10% of our outstanding common stock.

Consequences of a Person or Group Becoming an Acquiring Person

          o Flip In. If a person or group becomes an acquiring person, all holders of rights except the acquiring person may, for $100, purchase shares of our common stock with a market value of $200, based on the market price of the common stock prior to such acquisition.

          o Flip Over. If we are later acquired in a merger or similar transaction after the rights distribution date, all holders of rights except the acquiring person may, for $100, purchase shares of the acquiring corporation with a market value of $200 based on the market price of the acquiring corporation's stock, prior to such merger.

Preferred Share Provisions

          Each one one-thousandth of a preferred share, if issued:

          o    will not be redeemable.

          o will entitle holders to quarterly dividend payments of $0.001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater. o will entitle holders upon liquidation either to receive $1 per share or an amount equal to the payment made on one share of common stock, whichever is greater.

          o    will have the same voting power as one share of common stock.

          o if shares of our common stock are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per-share payment equal to the payment made on one share of common stock.

          The value of one one-thousandth interest in a preferred share approximates the value of one share of common stock.

Expiration

          The rights will expire on September 11, 2010.

Redemption

          Our board may redeem the rights for $0.001 per right at any time before any person or group becomes an acquiring person. If our board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

Exchange

          After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board may extinguish the rights by exchanging one share of common stock or an equivalent security for each right, other than rights held by the acquiring person.

Anti-Dilution Provisions

          Our board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the preferred shares or common stock. No adjustments to the exercise price of less than 1% may be made.

Amendments

          The terms of the rights agreement may be amended by our board without consent of the holders of the rights. However, our board may not amend the rights agreement to lower the threshold at which a person or group becomes an acquiring person to below 10% of our outstanding common stock. In addition, our board may not cause a person or group to become an acquiring person by lowering this threshold below the percentage interest that such person or group already owns. After a person or group becomes an acquiring person, our board may not amend the agreement in a way that adversely affects holders of the rights.

The Rights Have Anti-Takeover Effects

          The stockholder rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board, as the rights may be redeemed by us at the required redemption price, or may be amended so as not to apply to such a combination, prior to the time that a person or group has acquired beneficial ownership of 15% or more of the shares of our common stock.

          The rights agreement, specifying the terms of the rights and including, as an exhibit, the form of the certificate of designation setting forth the terms of the series a junior participating preferred stock, is attached as an exhibit to our registration statement on Form 8-A, dated September 6, 2000, and is incorporated in this document by reference. The foregoing description of the series a junior participating preferred stock purchase rights is qualified in its entirety by reference to this exhibit. You should read the rights agreement.

$3.25 CONVERTIBLE PREFERRED STOCK

          In connection with the Battle Mountain merger, we issued 2,299,980 shares of $3.25 convertible preferred stock, par value $5.00 per share. The following is a summary of our $3.25 convertible preferred stock. The form of the certificate of designation setting forth the terms of the $3.25 convertible preferred stock is an exhibit to the registration statement of which this prospectus is a part. The description of our $3.25 convertible preferred stock is qualified in its entirety by reference to the form of certificate of designation.

Dividend Rights

          Holders of shares of the $3.25 convertible preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available therefor, an annual cash dividend of $3.25 per share, payable in equal quarterly installments on February 15, May 15, August 15 and November 15, commencing August 15, 2001, except that if such date is on a Saturday, Sunday or legal holiday, then such dividend will be payable on the next succeeding day that is not a Saturday, Sunday or legal holiday. Dividends on the convertible preferred stock will accrue without interest and be cumulative from the date of initial issuance. Dividends will be payable to holders of record as they appear on our stock transfer books on such record dates as are fixed by our board of directors.

          If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the $3.25 convertible preferred stock and any other preferred stock ranking on a parity as to dividends with the $3.25 convertible preferred stock, all dividends declared upon shares of $3.25 convertible preferred stock and such other parity preferred stock will be declared pro rata so that in all cases the amount of dividends declared and paid per share on the $3.25 convertible preferred stock and such other parity preferred stock will bear to each other the same ratio that accumulated dividends per share on the shares of $3.25 convertible preferred stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends on the $3.25 convertible preferred stock have been paid, or declared and sums set aside for the payment thereof, dividends (other than in common stock or any of our other stock ranking junior to the convertible preferred stock as to dividends and as to liquidation rights) may not be paid, or declared and set aside for payment, and other distributions may not be made upon the common stock or on any of our other stock ranking junior to or on a parity with the $3.25 convertible preferred stock as to dividends; and neither common stock nor any of our other stock ranking junior to the $3.25 convertible preferred stock as to dividends may be redeemed, purchased or otherwise acquired for any consideration by us.

Conversion Rights

          Each share of $3.25 convertible preferred stock is convertible into shares of our common stock at any time at the conversion price of $100, adjusted as described in the following paragraphs. If shares of $3.25 convertible preferred stock are earlier called for redemption, the conversion right with respect thereto will terminate at the close of business on the date fixed for redemption and will be lost if not exercised prior to that time, unless we default in payment of the redemption obligation.

          Fractional   shares  of  common  stock  will  not  be  delivered  upon
conversion, but a cash adjustment will be paid in respect of such fractional interests based on the then-current market price of the common stock.

          The conversion price is subject to adjustment upon certain events, including

          (1) the issuance of common stock as a dividend or distribution on the common stock;

          (2)  a combination, subdivision or reclassification of common stock;

          (3) the issuance to all holders of common stock of rights or warrants (expiring within 45 days after the record date for determining stockholders entitled to receive them) entitling them to subscribe for or purchase common stock at less than the then-current market price; and

          (4) the distribution to all holders of common stock or capital stock (other than common stock), evidences of our indebtedness, assets (excluding regular periodic cash dividends), or rights or warrants to subscribe for or purchase our securities (excluding the dividends, distributions, rights and warrants mentioned above).

          No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to 1% of such price. We will not adjust the conversion price with respect to rights or warrants issued pursuant to certain employee benefit plans. Adjustments to the conversion price with respect to preferred stock purchase rights or similar rights or warrants hereafter adopted or issued will generally be made when such preferred stock purchase rights or similar rights or warrants are exercised. From time to time we may decrease the conversion price by any amount for any period of at least 20 days, so long as the decrease is irrevocable during such period, in which case we will give at least 15 days' notice of such decrease. In addition to the foregoing adjustments, we are permitted to make such reductions in the conversion price as we determine to be advisable in order that any stock dividend, subdivision or shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by Newmont Mining Corporation to its stockholders will not be taxable to the recipients.

          Except as stated above, we will not adjust the conversion price for the issuance of common stock, or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

          In case of any consolidation or merger to which we are a party (other than a merger or consolidation in which we are the continuing corporation and in which the common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of another corporation), or in case of any sale or transfer to another corporation of our property as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), there will be no adjustment of the conversion price. In any such case, each holder of the then-outstanding $3.25 convertible preferred stock will have the right, at the holder's option, to convert such holder's $3.25 convertible preferred stock into the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer by a holder of the number of shares of common stock into which such $3.25 convertible preferred stock might have been converted immediately prior to such consolidation, merger, statutory exchange, sale or transfer, assuming such holder of common stock failed to exercise such holder's rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer (provided that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or transfer for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). In the case of a cash merger of us into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that thereafter each share of convertible preferred stock would be convertible at the conversion price in effect at such time into the same amount of cash per share into which each share of $3.25 convertible preferred stock would have been convertible had such share been converted into common stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash into which such shares of convertible preferred stock would be converted could be more or less than the liquidation preference with respect to such $3.25 convertible preferred stock.

          Any $3.25 convertible preferred stock surrendered for conversion after the close of business on a record date for payment of dividends and before the opening of business on the next succeeding dividend payment date (unless such $3.25 convertible preferred stock is subject to redemption on a redemption date in that period) must be accompanied by payment of an amount equal to the dividend thereon which is to be paid on such dividend payment date. Subject to the foregoing, no payments or adjustments will be made upon conversion on account of accrued dividends on the $3.25 convertible preferred stock or for any dividends or distributions on any shares of common stock delivered upon such conversion.

Liquidation Rights

          In the event of any liquidation, dissolution or winding up of Newmont, the holders of shares of $3.25 convertible preferred stock are entitled to receive a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment before any distribution of assets is made to holders of common stock or any other stock that ranks junior to the convertible preferred stock as to liquidation rights.

          The holders of $3.25 convertible preferred stock and all series or classes of our stock issued after the $3.25 convertible preferred stock that rank on a parity as to liquidation rights with the $3.25 convertible preferred stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of the $3.25 convertible preferred stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by us. Neither a consolidation, merger or other business combination of us with or into another corporation or other entity nor a sale or transfer of all or part of our assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of us.

Redemption at Option of Newmont

          The $3.25 convertible preferred stock is redeemable, at our option, in whole or in part, for shares of common stock, at any time, if redeemed during the 12-month period beginning May 15 of the year specified below, at the following redemption prices:

                                                                PRICE PER
         YEAR                                                     SHARE
         ----                                                   ---------
         2000.............................................      $50.975
         2001.............................................      $50.650
         2002.............................................      $50.325

and thereafter at $50.00 per share, plus in each case accrued and unpaid dividends to the redemption date. At no time will the $3.25 convertible preferred stock be redeemable for cash.

          We will issue in payment of the redemption price for each share of $3.25 convertible preferred stock to be redeemed such number of shares of common stock as equals (1) the then-current Redemption Price of the $3.25 convertible preferred stock, divided by (2) the market price of the common stock, subject to adjustment in certain circumstances. The market price will be calculated as the lower of (1) the average of the daily closing prices of the common stock for the 20 consecutive trading days immediately preceding the first business day immediately preceding the date of the applicable redemption notice and (2) the closing price of the common stock on the trading day immediately preceding the first business day immediately preceding the date of the applicable redemption notice. The closing price for each day will be the last reported sales price regular way or, in case no such reported sales takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the New York Stock Exchange Composite Tape. Fractional shares of common stock will not be issued upon any redemption of $3.25 convertible preferred stock, but, in lieu thereof, we will pay a cash adjustment based on the Market Price.

          If fewer than all the outstanding shares of $3.25 convertible preferred stock are to be redeemed, we will select those shares to be redeemed pro rata or by lot or in such other manner as the board of directors may determine. There is no mandatory redemption or sinking fund obligation with respect to the $3.25 convertible preferred stock. In the event that we have failed to pay accrued and unpaid dividends on the $3.25 convertible preferred stock, we may not redeem less than all of the then-outstanding shares of the $3.25 convertible preferred stock until all such accrued and unpaid dividends have been paid in full.

          Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of $3.25 convertible preferred stock to be redeemed at the address shown on the stock transfer books. After the redemption date, dividends will cease to accrue on the shares of $3.25 convertible preferred stock called for redemption and all rights of the holders of such shares will terminate, except the right to receive shares of common stock equal to the Redemption Price as described above without interest or adjustment resulting from changes in the market value of the common stock. At the close of business on the redemption date, each holder of $3.25 convertible preferred stock so redeemed (unless Newmont defaults on its obligations to deliver shares of common stock or cash) will be, without any further action, deemed a holder of the number of shares of common stock for which such $3.25 convertible preferred stock is redeemable.

Voting Rights

          Holders of the $3.25 convertible preferred stock have no voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of $3.25 convertible preferred stock will be entitled to one vote, excluding shares held by Newmont or any entity controlled by us, which shares will have no voting rights.

          Whenever dividends on the $3.25 convertible preferred stock have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares, whether or not consecutive, the number of directors of Newmont will be increased by two, and the holders of the $3.25 convertible preferred stock (voting separately as a class with the holders of any outstanding shares of stock on a parity as to dividends with the $3.25 convertible preferred stock ("parity dividend stock") on which like voting rights have been conferred and are exercisable) will be entitled to elect such two additional directors to the board of directors at any meeting of our stockholders at which directors are to be elected until all such dividends accrued and in default have been paid in full or set apart for payment in full. The term of office of all directors so elected will terminate immediately upon such payment or setting apart for payment.

          In addition, so long as any $3.25 convertible preferred stock is outstanding, we will not, without the affirmative vote or consent of the holders of at least 66-2/3% of all outstanding shares of $3.25 convertible preferred stock, voting separately as a class, (1) amend, alter or repeal any provision of our certificate of incorporation or by-laws so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the $3.25 convertible preferred stock, (2) authorize or issue or increase the authorized amount of any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the $3.25 convertible preferred stock as to dividends or as to rights upon liquidation, dissolution or winding up of us or (3) effect any reclassification of the convertible preferred stock.

Other Provisions

         The holders of shares of $3.25 convertible preferred stock have no preemptive rights with respect to any of our securities.

          Our $3.25 convertible preferred stock is listed on the New York Stock Exchange. ChaseMellon Shareholder Services, LLC is the registrar, transfer agent, conversion agent and dividend disbursing agent for the $3.25 convertible preferred stock and the transfer agent and registrar for the common stock issuable upon conversion thereof.


CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following section describes the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock by a non-U.S. holder. This summary is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as available and in effect on the date hereof. All of the foregoing are subject to change (possibly with retroactive effect) or differing interpretations which could affect the tax consequences described herein. Moreover, this summary does not address the U.S. federal estate and gift or alternative minimum tax consequences of the acquisition, ownership or sale of our common stock.

         Each holder of the Battle Mountain Gold Company debentures should consult its tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, holding and disposing of our common stock.

         For purposes of this summary, a "non-U.S. holder" is a beneficial owner of our common stock other than:

         o        a citizen or resident of the United States;

         o a corporation or partnership organized in or under the laws of the United States or any State thereof (including the District of Columbia);

         o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

         o a trust (1) that validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

Distributions

         Generally, but subject to the discussion below under "Status as U.S. Real Property Holding Corporation," distributions of cash or property (other than common stock, if any, distributed pro rata to our common stock holders) paid to a non-U.S. holder will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable United States income tax treaty. In order to obtain the benefit of any applicable
United States income tax treaty, a non-U.S. holder will have to file certain forms (e.g., Form W-8BEN). Such forms generally would contain such non-U.S. holder's name and address and an official statement by the competent authority in the foreign country (as designated in the applicable United States income tax treaty) attesting to the holder's status as a resident thereof.

         Except as may be otherwise provided in an applicable United States income tax treaty, a non-U.S. holder generally will be taxed at ordinary U.S. federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of a trade or business of such non-U.S. holder within the United States and such dividends will not be subject to the withholding described above. If such non-U.S. holder is a foreign corporation, it may also be subject to a 30% "branch profits tax" unless it qualifies for a lower rate under an applicable United States income tax treaty. To claim an exemption from withholding because the income is effectively connected with a United States trade or business, a non-U.S. holder must provide a properly executed Form W-8ECI (or such successor form as the IRS designates) prior to the payment of dividends.

Sale or Exchange

         Generally, a non-U.S. holder is not subject to U.S. federal income tax on gain recognized on the sale or exchange of stock unless:

         o such gain is effectively connected with the conduct of a trade or business within the United States;

         o such non-U.S. holder is an individual that has been present in the United States for 183 or more days in the taxable year of such sale or exchange and certain other requirements are met; or

         o the company is or has been a U.S. real property holding corporation for U.S. federal income tax purposes.

Status as U.S. Real Property Holding Corporation

         We  are  likely  to be  considered  as a  U.S.  real  property  holding
corporation  for  U.S.   federal  income  tax  purposes.   Thus,  under  certain
circumstances, gain recognized on the sale or exchange of, and certain distributions in excess of basis with respect to, our common stock would be subject to U.S. federal income tax, notwithstanding a non-U.S. holder's lack of other connections with the United States. However, because our common stock is regularly traded on an established securities market, only non-U.S. holders who own, directly or indirectly, more than 5% of our common stock at any time during the five-year period immediately preceding such sale or exchange will be subject to U.S. federal income tax on any gain.

Federal Estate Tax

         Common stock held by an individual who at their date of death is not a citizen or resident of the United States generally will be subject to U.S. federal estate tax.

Backup Withholding Tax and Information Reporting

         United States backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders that are United States persons. Information reporting generally will apply to payments of dividends on, and to proceeds of the sale or redemption of, our common stock made within the United States to a holder (other than an exempt recipient, including a corporation, a payee that is not a United States person who provides appropriate certification and certain other persons). A payor will be required to withhold 31% of any such payments within the United States on our common stock to a holder that is a United States person (other than an exempt recipient) if such holder if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding requirements.

         In the case of such payments by a payor or middleman within the United States to a foreign simple trust, a foreign grantor trust or a foreign partnership (other than payments to a foreign simple trust, a foreign grantor trust or foreign partnership that qualifies as a withholding foreign trust or a withholding foreign partnership within the meaning of applicable U.S. Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States), the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements.

PLAN OF DISTRIBUTION

          We are registering by this prospectus shares of our common stock for issuance to holders of Battle Mountain Gold Company debentures upon conversion of those debentures as provided in the fiscal and paying agency agreement, as supplemented by the first supplemental fiscal and paying agency agreement.

LEGAL OPINION

          White & Case LLP will issue for us an opinion about the legality of the shares of common stock that may be offered by this prospectus.

EXPERTS

          The consolidated financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York City and Chicago. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

          The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus:

     o Annual Report on Form 10-K/A for the year ended December 31, 1999 (as amended on November 22, 2000);

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

     o Current Reports on Form 8-K dated May 16, 2000, June 30, 2000, September 6, 2000, December 5, 2000 and January 22, 2001.

          You may request a copy of these documents at no cost to you, by writing or telephoning us as follows:

          Newmont Mining Corporation
          1700 Lincoln Street
          Denver, Colorado  80203
          Attn:  Office of the Secretary
          (303) 863-7414

          You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

         SEC filing fee                                  $ 1,626
         Accounting fees and expenses                      5,000
         Legal fees and expenses                          40,000
         Transfer agent's fees                             1,000
         Stock exchange listing fees                       2,500
         Miscellaneous                                       874
                                                         -------
         Total                                           $51,000
--------------------

*All estimates except for filing fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the General Corporation Law of the State of Delaware authorizes and empowers each Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

          The By-Laws of Newmont Mining provide that each person who at any time is or shall have been a director or officer of Newmont Mining, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Newmont Mining, and his or her heirs, executors and administrators, shall be indemnified by Newmont Mining in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Article VI of the By-Laws of Newmont Mining facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between Newmont Mining and the director or officer.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                                   DESCRIPTION OF DOCUMENTS

4.1      Restated  Certificate of  Incorporation  of Newmont Mining  Corporation
         (incorporated   by   reference   to  Exhibit  3.1  to  Newmont   Mining
         Corporation's Registration Statement on Form S-4 (No. 333-50516)).

4.2 By-Laws of Newmont Mining Corporation as amended through August 30, 2000 (incorporated by reference to Exhibit 3(b) to Newmont Mining Corporation's Form 8-K filed on September 6, 2000).

4.3 Rights Agreement dated as of August 31, 2000 between Newmont Mining Corporation and ChaseMellon Shareholder Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to Newmont Mining Corporation's Registration Statement on Form 8-A dated September 6,
         2000).

4.4 Certificate of Designation of $3.25 Convertible Preferred Stock of Newmont Mining Corporation (incorporated by reference to Exhibit 4.1 to Newmont Mining Corporation's Current Report on Form 8-K dated January 22, 2001).

5        Opinion of White & Case LLP.

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of White & Case LLP (included in Exhibit 5).

24.1 Power of Attorney of certain officers and directors of Newmont Mining Corporation (previously filed as Exhibit 24.1 to the S-4).

ITEM 17.  UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of Newmont Mining's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT ON FORM S-3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THE 25TH DAY OF JANUARY, 2001.

                                            NEWMONT MINING CORPORATION


                                            By /s/ Timothy J. Schmitt
                                               --------------------------
                                               Timothy J. Schmitt
                                               Vice President and Secretary

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS POST-EFFECTIVE AMENDMENT ON FORM S-3 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      *                          President  and Chief Executive
--------------------------------------------        Officer
     Wayne W. Murdy                              (Principal Executive Officer)

                      *                          Senior Vice President and Chief
--------------------------------------------        Financial Officer
     Bruce D. Hansen                             (Principal Financial Officer)

                      *                          Vice President and Controller
--------------------------------------------     (Principal Accounting Officer)
     Linda K. Wheeler



VINCENT A. CALCARCO           )      ROBIN A. PLUMBRIDGE        )
RONALD C. CAMBRE              )      ROBERT H. QUENON           )
JAMES T. CURRY, JR.           )      MOEEN A. QURESHI           )    Board of
JOSEPH P. FLANNERY            )      MICHAEL K. REILLY          )    Directors*
LEO I. HIGDON, JR.            )      JAMES V. TARANIK           )
ROBERT J. MILLER              )      WILLIAM I. M. TURNER, JR.  )
WAYNE W. MURDY                )



* Timothy J. Schmitt, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.


                                               /s/ Timothy J. Schmitt
                                               --------------------------
                                               Timothy J. Schmitt
                                               Attorney-in-Fact

EXHIBIT INDEX



EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENTS

4.1       Restated  Certificate of Incorporation  of Newmont Mining  Corporation
          (incorporated   by  reference   to  Exhibit  3.1  to  Newmont   Mining
          Corporation's Registration Statement on Form S-3 (No. 333-50516)).

4.2 By-Laws of Newmont Mining Corporation as amended through August 30, 2000 (incorporated by reference to Exhibit 3(b) to Newmont Mining Corporation's Form 8-K filed on September 6, 2000).

4.3 Rights Agreement dated as of August 31, 2000 between Newmont Mining Corporation and ChaseMellon Shareholder Services LLC, as Rights Agent. Incorporated by reference to Exhibit 4.1 to Newmont Mining Corporation's Registration Statement on Form 8-A dated September 6, 2000.

4.4 Certificate of Designation of $3.25 Convertible Preferred Stock of Newmont Mining Corporation (incorporated by reference to Exhibit 4.1 to Newmont Mining Corporation's Current Report on Form 8-K dated January 22, 2001).

5         Opinion of White & Case LLP.

23.1      Consent of Arthur Andersen LLP.

23.2      Consent of White & Case LLP (included in Exhibit 5).

24.1 Power of Attorney of certain officers and directors of Newmont Mining Corporation (previously filed as Exhibit 24.1 to the S-4).